                                                                      EXHIBIT 11




                        COMPUTER TASK GROUP, INCORPORATED
                        ---------------------------------


                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                    UNDER TREASURY STOCK METHOD SET FORTH IN
    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128 "EARNINGS PER SHARE"

                  (amounts in thousands, except per share data)



YEAR ENDED DECEMBER 31:
----------------------

                                             2001        2000         1999       1998       1997*
                                             ----        ----         ----       ----       -----

Weighted-average number of shares
   outstanding during year ...........     16,435      16,187       16,401     16,216     16,758
Common Stock equivalents - incremental
   shares under stock option plans ...          -           -          279        697        857
                                         --------    --------     --------   --------   --------
Number of shares on which diluted
  earnings per share is based ........     16,435      16,187       16,680     16,913     17,615


Net income (loss) for the year .......   $ (2,202)   $ (5,661)    $ 16,701   $ 24,045   $ 17,862

Diluted earnings (loss) per share ....   $  (0.13)   $  (0.35)    $   1.00   $   1.42   $   1.01
Basic earnings (loss) per share ......   $  (0.13)   $  (0.35)    $   1.02   $   1.48   $   1.07


* Restated to reflect a 2-for-1 stock split effective June 2, 1997.



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